UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 16, 2020

Amerant Bancorp Inc
(Exact name of registrant as specified in its charter)

Florida	001-38534	65-0032379
(State or other jurisdiction of incorporation	(Commission file number)	(IRS Employer Identification Number)

220 Alhambra Circle
Coral Gables, Florida 33134
(Address of principal executive offices)

(305) 460-8728
(Registrant’s telephone number, including area code)

 (Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock	AMTB	NASDAQ
Class B Common Stock	AMTBB	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR Sec.230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR Sec.240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.        Entry into Material Definitive Agreement.

The information set forth under Item 8.01 is incorporated herein by reference.

Item 8.01.        Other Events.

On June 16, 2020, Amerant Bancorp Inc. (the “Company”) announced the commencement of a registered public offering (the “Initial Offering”) of senior notes due 2025 (the “Notes”), subject to market and other customary conditions. On June 17, 2020, the Company announced the pricing of its offering of the Notes. The Notes will be for an aggregate principal amount of $46.0 million. The Notes will bear interest at 5.75% per annum, payable semi-annually in arrears on June 30 and December 30 of each year, commencing on December 30, 2020 and ending on the earlier of the optional redemption date (which is on or after three months prior to the maturity of the Notes) or the maturity date. The Notes will be unsecured and unsubordinated, and will rank equally with all of the Company’s existing and future unsecured and unsubordinated indebtedness. The Notes will be fully and unconditionally guaranteed by the Company’s wholly-owned subsidiary, Amerant Florida Bancorp Inc. (the “Guarantor”). The Notes will mature on June 30, 2025.

On June 16, 2020, the Company and the Guarantor entered into an underwriting agreement (the “Underwriting Agreement”) with Raymond James & Associates, Inc. (the “Underwriter”) providing for the offer and sale of the $46 million aggregate principal amount of Notes pursuant to a shelf registration statement on Form S-3 (File No. 333-238958) previously filed with and declared effective by the Securities and Exchange Commission on June 15, 2020 (the “Registration Statement”).

On June 19, 2020, the Company and the Guarantor also entered into an underwriting agreement (the “Add-On Underwriting Agreement,” and together with the Underwriting Agreement, the “Underwriting Agreements”) with the Underwriter providing for the offer and sale of an additional $14 million aggregate principal amount of Notes (the “Add-On Notes”) pursuant to the Registration Statement (the “Add-On Offering,” and together with the Initial Offering, the “Offerings”).  The Add-On Notes have the same terms as the Notes and will comprise a single issuance of $60 million aggregate principal amount of Notes.

The Company and the Guarantor have made certain customary representations, warranties and covenants in the Underwriting Agreements concerning the Company, the Guarantor and the registration statement related to the Offerings. The Company and the Guarantor have agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

The Company expects to receive net proceeds of approximately $58.5 million from the Offerings after deducting the underwriters’ discount and certain offering expenses. The Company intends to use the net proceeds from the Offerings for general corporate purposes, which may include working capital, providing capital to support the organic growth of Amerant Bank, N.A., the Company’s wholly-owned bank subsidiary, funding the opportunistic acquisition of similar or complementary financial service organizations and repaying outstanding indebtedness.

Copies of the press releases announcing the launch and pricing of the Initial Offering are attached hereto as Exhibits 99.1 and 99.2, respectively.

The Offerings are expected to close, subject to customary closing conditions, on June 23, 2020. The foregoing description of the Underwriting Agreement and the Add-On Underwriting Agreement is qualified in its entirety by reference to the Underwriting Agreement and Add-On Underwriting Agreement, copies of which are filed as Exhibits 1.1 and 1.2  to this Current Report on Form 8-K and incorporated by reference herein.

This Current Report on Form 8-K does not constitute an offer to sell or the solicitation of an offer to buy the Notes or the Add-On Notes, nor shall there be any offer, solicitation or sale of the Notes or the Add-On Notes in any jurisdiction in which such offer, solicitation or sale is unlawful.

Item 9.01.        Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit Description
1.1	Underwriting Agreement, dated June 16, 2020, by and among Amerant Bancorp Inc., Amerant Florida Bancorp Inc., and Raymond James & Associates, Inc.
1.2	Underwriting Agreement, dated June 19, 2020, by and among Amerant Bancorp Inc., Amerant Florida Bancorp Inc., and Raymond James & Associates, Inc.
99.1	Press release, dated June 16, 2020.
99.2	Press release, dated June 17, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Amerant Bancorp Inc.

Date: June 22, 2020	By:	/s/ Ivan Trujillo
Ivan Trujillo
Chief Legal Officer and Corporate Secretary